Exhibit 23.3

MOORE STEPHENS
CHARTERED ACCOUNTANTS A.E.

93 Akti Miaouli
185 38 Piraeus - Greece
PO BOX 80 132

Tel: (+30)10 42 90 620
Fax: (+30)10 42 90 375
E-mail: inno@moorestephens.gr
P1/1552 KK/ang	www.moorestephens.gr

29 September, 2008

CONSENT LETTER

Dear Sirs,

We hereby consent to the use in these Registration Statements on Forms F-1 and F-4 of our report dated 30 June, 2008 relating to the combined financial statements of the Tsakos Vessels which appear in such Registration Statements.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

Yours faithfully,

Moore Stephens
A member firm of
Moore Stephens
International Limited
- members in principal
cities throughout
the world